EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-98965, 333-98967, 333-120269, 333-167618, 333-169005, 333-169768, 333-171006, 333-173421, 333-173454, and 333-174820 on Form S-8 of our report dated April 2, 2012, relating to the consolidated financial statements of Verint Systems Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of the Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) 2009-13, Multiple Deliverable Revenue Arrangements and ASU 2009-14, Certain Revenue Arrangements That Include Software Elements), and our report dated April 2, 2012, relating to the effectiveness of Verint Systems Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Verint Systems Inc. for the year ended January 31, 2012.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 2, 2012